THE UNDERSIGNED HEREBY CERTIFIES individually and on behalf of the American Growth Fund, Inc. (the "Fund"):

That I am the duly elected Secretary of the Fund, and that set forth below is a true and correct copy of resolutions duly adopted by a majority of the board who are not interested persons of the Fund at a vote of the Board of Directors of the Fund on October 30, 2023, and that such resolutions have not been amended or rescinded and are now in full force and effect:

RESOLVED, that the terms and amount of the joint insured fidelity bond maintained with ICI Mutual Insurance Company in the aggregate amount of $250,000 are approved in substantially the form presented on October 30, 2023;

FURTHER RESOLVED, that on October 30, 2023 the amount of fidelity bond coverage is approved after consideration of all factors deemed relevant by the Board, including, but not limited to, the value of the Fund´ assets; the insurance marketplace; the other parties named as insureds and the nature of their business; the allocation of the premium; the Funds´ internal controls; and the nature of the securities in the Funds´ portfolio;

FURTHER RESOLVED, that the officers of the Fund are authorized and directed to execute such other documents and take such other action as may be deemed necessary or appropriate to maintain the Funds´ fidelity bond, and that Michael L. Gaughan, in his capacity as the Corporate Secretary of the Fund, is hereby authorized to make the filings and give the notices required.

IN WITNESS WHEREOF, I have executed this Certification as of this 31th day of October 2023.

/s/ Michael L. Gaughan

Michael L. Gaughan

Secretary of American Growth Fund, Inc.